Exhibit 10.21

FIRST AMENDMENT TO LEASE

THIS AMENDMENT, dated this 8th day of February, 2007, between IPERS NIMBUS OAKS — OREGON, INC., a Delaware corporation (“Landlord”) and ACRYMED INCORPORATED, an Oregon corporation (“Tenant”), for the premises located in the City of Beaverton, County of Washington, State of Oregon, commonly known as 9540 S.W. Nimbus Avenue, Beaverton, Oregon 97008 (the “Premises”).

WITNESSETH:

WHEREAS, Landlord’s predecessor SCHNITZER INVESTMENT CORP., an Oregon corporation, SCHNITZER TRUST PARTNERS, an Oregon general partnership, MARK PROPERTIES LIMITED PARTNERSHIP, an Oregon limited partnership, CARDER-NIMBUS LLC, an Oregon limited liability company, DAVE Z’S LLC, an Oregon limited liability company, J. SCOTT ANDREWS LLC, an Oregon limited liability company, MJMARK LLC, an Oregon limited liability company, DJP NIMBUS, LLC, an Oregon limited liability company, KENDIG-NIMBUS, LLC, an Oregon limited liability company, SCHRECK-NIMBUS, LLC, an Oregon limited liability company as tenants in common (collectively, “Landlord”) and Tenant, entered into that certain Lease dated November 17, 2005 and Commencement Letter dated April 5, 2006 (hereinafter collectively referred to as the “Lease”); and

WHEREAS, Landlord and Tenant desire to amend the Lease as more fully set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Definitions.  Unless otherwise specifically set forth herein, all capitalized terms herein shall have the same meaning as set forth in the Lease.

a. Premises:  Tenant’s existing square footage of 16,238 located at 9560 S.W. Nimbus Avenue, Beaverton, Oregon, as stated in Article 1 of the Lease Agreement dated November 17, 2005, is hereby amended to include 9540 S.W. Nimbus Avenue, Beaverton, Oregon, see attached Exhibit “A”, with an approximate square footage of 4,096 square feet, increasing the total square footage to 20,334 square feet.

b. Term:  The term of the increased square footage shall commence on April 1, 2007 or upon substantial completion of tenant improvements and shall be coterminous with the existing lease dated November 17, 2005, with an expiration of July 31, 2012.

c. Tenant Improvements:  Tenant shall lease the increased space “As Is”, except Landlord at Landlord’s cost shall perform the following:

•	Connect the expansion premises with the existing premises.
•	Remove one door and remove two walls at connection of the two premises.
•	Paint expansion premises with same color as existing space.
•	Patch carpet to match, using existing carpeting, if possible. If existing carpet is not available, match existing carpet as well as possible.
•	Build one 15’X15’ office in lobby of expansion space.
•	Make modest additional and/or adjustments to electrical outlets, lights and HVAC as required.
•	Insure all electrical, plumbing and HVAC systems are in good working order.

d.  Rent Schedule:  The Rent Schedule as shown in Article 3 of the Lease Agreement dated November 17, 2005 is hereby amended as follows:

			Increased	Revised
	Square	Monthly	Monthly	Total	Annual
Period	Footage	Base Rent	Base Rent	Base Rent	Base Rent

4/1/07 - 6/30/07	20,334	$14,938.96	$0.00	$14,938.96	$179,267.52
7/1/07 - 7/31/07	20,334	$14,938.96	$4,506.00	$19,444.96	$233,339.52
8/1/07 - 4/30/08	20,334	$15,426.10	$4,506.00	$19,932.10	$239,185.20
5/1/08 - 7/31/08	20,334	$15,426.10	$4,641.00	$20,067.10	$240,805.20
8/1/08 - 4/30/09	20,334	$15,913.24	$4,641.00	$20,554.24	$246,650.88
5/1/09 - 7/31/09	20,334	$15,913.24	$4,780.00	$20,693.24	$248,318.88
8/1/09 - 4/30/10	20,334	$16,390.64	$4,780.00	$21,170.64	$254,047.68
5/1/10 - 7/31/10	20,334	$16,390.64	$4,924.00	$21,314.64	$255,775.68
8/1/10 - 4/30/11	20,334	$16,887.52	$4,924.00	$21,811.52	$261,738.24
5/1/11 - 7/31/11	20,334	$16,887.52	$5,072.00	$21,959.52	$263,514.24
8/1/11 - 4/30/12	20,334	$17,374.66	$5,072.00	$22,446.66	$269,359.92
5/1/12 - 7/31/12	20,334	$17,374.66	$5,224.00	$22,598.66	$271,183.92

e.  Security Deposit:  Upon execution of this First Amendment, Tenant shall deliver to Landlord a security deposit in the amount of $5,224.00 for the expansion space, making a total security deposit for the existing and expansion space being held by Landlord of $22,037.93.

f.  Prorata Share:  Tenant’s prorata share shall increase to 49.19% of the total building square footage of 41,330 square feet and 11.83% of the total project square footage of 171,828 square feet.

g.  Monthly Operating Expenses (CAM):  Tenant is currently paying $4,086.13/mo for monthly operating expenses on their existing space, with the expansion space monthly operating expenses estimated at $943.00/mo, making a total monthly operating expense (CAM) cost of $5,029.13. Both amounts are subject to the upcoming annual CAM reconciliations.

h.  First Rent/CAM Payment:  Upon execution of this First Amendment, Tenant shall deliver to Landlord the first month’s rent for the expansion space in the amount of $4,506.00 and the first month’s CAM in the amount of $943.00.

2. Authority (OFAC).  Article 19, General Provisions, as stated in the Lease Agreement dated November 17, 2005, Paragraph 19.6 shall be replaced in its entirety with the following:

If Tenant signs as a corporation, partnership, trust or other legal entity each of the persons executing this Lease on behalf of Tenant represents and warrants that Tenant has been and is qualified to do business in the state in which the Building is located, that the entity has full right and authority to enter into this Lease, and that all persons signing on behalf of the entity were authorized to do so by appropriate actions.

Each party hereby represents and warrants to the other party that neither it, nor any persons or entities holding any legal or beneficial interest whatsoever in it, are (i) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”); (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or (iii) named on the following list that is published by OFAC: “List of Specially Designated Nationals and Blocked Persons.” If the foregoing representation is untrue at any time during the Term, an Event of Default will be deemed to have occurred, without the necessity of notice to the party in default.

3. Insurance.  Article 9, Tenant’s Indemnification/Liability Insurance, stated in the lease dated November 17, 2005; Paragraph 9.2 is hereby deleted in its entirety and replaced with the following:

Tenant shall keep in force throughout the Term: (a) a Commercial General Liability insurance policy or policies regarding Tenant’s use of, and, any accident occurring in or upon the Premises with a limit of not less than $1,000,000 per occurrence and not less than $2,000,000 in the annual aggregate, or such larger amount as Landlord may prudently require from time to time, covering bodily injury and property damage liability and $1,000,000 products/completed operations aggregate; (b) Business Auto Liability covering owned, non-owned and hired vehicles with a limit of not less than $1,000,000 per accident; (c) Workers’ Compensation Insurance with limits as required by statute and Employers Liability with limits of $500,000 each accident, $500,000 disease policy limit, $500,000 disease — each employee; (d) All Risk or Special Form coverage protecting Tenant against loss of or damage to Tenant’s alterations, additions, improvements, carpeting, floor coverings, panelings, decorations, fixtures, inventory and other business personal property situated in or about the Premises to the full replacement value of the property so insured; and, (e) Business Interruption Insurance with limit of liability representing loss of at least approximately six (6) months of income.

Landlord acknowledges that Tenant may not obtain the Business Interruption Insurance referred to in (e) above, and in that case, Landlord agrees to waive item (e) Business Interruption Insurance requirements of the Tenant. In that event, Tenant hereby agrees that the Tenant waives all claims for recovery against Landlord for business interruption expenses that would have been covered by the waived Business Interruption Insurance. Tenant agrees that Tenant’s insurance carrier will not subrogate against Landlord’s carrier for the same.

The aforesaid policies shall (a) be provided at Tenant’s expense; (b) name the Landlord Entities as additional insureds (General Liability) and loss payee (Property — Special Form); (c) be issued by an insurance company with a minimum Best’s rating of “A−:VII” during the Term; and (d) provide that said insurance shall not be canceled unless thirty (30) days prior written notice (ten days for non-payment of premium) shall have been given to Landlord; a certificate of Liability insurance on ACORD Form 25 and a certificate of Property insurance on ACORD Form 28 shall be delivered to Landlord by Tenant upon the Commencement Date and at least thirty (30) days prior to each renewal of said insurance.

Whenever Tenant shall undertake any alterations, additions or improvements in, to or about the Premises (“Work”) the aforesaid insurance protection must extend to and include injuries to persons and damage to property arising in connection with such Work, without limitation including liability under any applicable structural work act, and such other insurance as Landlord shall require; and the policies of or certificates evidencing such insurance must be delivered to Landlord prior to the commencement of any such Work.

4. Incorporation.  Except as modified herein, all other terms and conditions of the Lease between the parties above described, as attached hereto, shall continue in full force and effect.

5. Limitation of Landlord’s Liability.  Redress for any claim against Landlord under this Amendment and the Lease shall be limited to and enforceable only against and to the extent of Landlord’s interest in the Building. The obligations of Landlord under this Amendment and the Lease are not intended to be and shall not be personally binding on, nor shall any resort be had to the private properties of, any of its or its investment manager’s trustees, directors, officers, partners, beneficiaries, members, stockholders, employees, or agents, and in no case shall Landlord be liable to Tenant hereunder for any lost profits, damage to business, or any form of special, indirect or consequential damages.

IN WITNESS WHEREOF, Landlord and Tenant have executed the Amendment as of the day and year first written above.

LANDLORD:	TENANT:

IPERS NIMBUS OAKS — OREGON, INC., a Delaware corporation	ACRYMED INCORPORATED, an Oregon corporation

By: RREEF Management Company, a Delaware corporation, its Property Manager

By: /s/ David Kotansky Name: David Kotansky Title: Regional Director Dated: 3-2-07	By: /s/ Jack D. McMaken Name: Jack D. McMaken Title: President & CEO Dated: 3-1-07

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